Exhibit 4.B

(Trutta Note)

THIS NOTE WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM, AS DETERMINED IN THE REASONABLE DISCRETION OF EL PASO CORPORATION (“EL PASO”). ANY HOLDER HEREOF DESIRING TO TRANSFER THIS NOTE MUST FIRST FURNISH EL PASO, AT HOLDER’S SOLE EXPENSE, AN OPINION OF COUNSEL (IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO EL PASO) THAT NEITHER REGISTRATION NOR QUALIFICATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS IS REQUIRED IN CONNECTION WITH SUCH TRANSFER AND SUCH OTHER EVIDENCE AS EL PASO MAY REASONABLY REQUEST IN ORDER TO EVALUATE COMPLIANCE WITH ANY APPLICABLE SECURITIES LAWS, INCLUDING THE SECURITIES ACT. THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF EL PASO THAT THIS NOTE MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN WHOLE BUT NOT IN PART. EL PASO WILL BE ENTITLED TO DISREGARD ANY ATTEMPTED SALE, TRANSFER, OR ASSIGNMENT IN VIOLATION OF THE FOREGOING.

El Paso Corporation

$95,828,992	August 16, 2004

FOR VALUE RECEIVED, the undersigned, El Paso Corporation, a corporation organized under the laws of the State of Delaware (herein called the “Company”), promises to pay to the order of ECTMI Trutta Holdings LP, a Delaware limited partnership (together with any other lawful and proper holder of this note from time to time, the “Payee”), the principal sum of $95,828,992, with interest (computed on the basis of a 360-day year of twelve 30-day months) from the date hereof until paid in full on the unpaid principal balance hereof at the rate equal to the lesser of (i) 6.5% per annum and (ii) the Highest Lawful Rate.

1.  Definitions. As used in this note, the following terms shall have the respective meanings indicated:

(a)  “Bankruptcy Law” means Title 11, U.S. Code, or any similar federal or state law for the relief of debtors.

(b)  “Board of Directors” means the board of directors of the Company, or the executive or any other committee of that board duly authorized to act in respect thereof.

(c)  “Consolidated Net Tangible Assets” means, at any date of determination, the total amount of assets after deducting therefrom (i) all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt), and (ii) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth on the consolidated balance sheet of the Company and its consolidated subsidiaries for the Company’s most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles.

(d)  “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

(e)  “Debt” means any obligation created or assumed by any Person for the repayment of money borrowed and any purchase money obligation created or assumed by such Person.

(f)  “Default” means any event which is, or after notice or lapse of time or both would become, an Event of Default with respect hereto.

(g)  “Event of Default” has the meaning specified in paragraph 4(a) hereof.

(h)  “Funded Debt” means all Debt maturing one year or more from the date of the creation thereof, all Debt directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the creation thereof, and all Debt under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

(i)  “Highest Lawful Rate” shall mean, on any day, the maximum nonusurious rate of interest permitted for that day by whichever of the applicable federal or state law permits the highest interest rate, stated as a rate per annum.

(j)  “Lien” means any mortgage, pledge, security interest, charge, lien or other encumbrance of any kind, whether or not filed, recorded or perfected under applicable law.

(k)  “Permitted Liens” means (i) Liens upon rights-of-way for pipeline purposes; (ii) any governmental Lien, mechanics, materialmen’s, carriers or similar Lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined Lien which is incidental to construction; (iii) the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property; (iv) Liens of taxes and assessments which are (A) for the then current year, (B) not at the time delinquent, or (C) delinquent but the validity of which is being contested at the time by the Company or any Subsidiary in good faith; (v) Liens of, or to secure performance of, leases; (vi) any Lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings; (vii) any Lien upon property or assets acquired or sold by the Company or any Restricted Subsidiary resulting from the exercise of any rights arising out of defaults on receivables; (viii) any Lien incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations; (ix) any Lien upon any property or assets in accordance with customary banking practice to secure any Debt incurred by the Company or any Restricted Subsidiary in connection with the exporting of goods to, or between, or the marketing of goods in, or the importing of goods from, foreign countries; or (x) any Lien in favor of the United States of America or any state thereof, or any other country, or any political subdivision of any of the foregoing, to secure partial, progress, advance, or other payments pursuant to any contract or statute, or any Lien securing industrial development, pollution control, or similar revenue bonds.

(l)  “Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, other entity, unincorporated organization or government or any agency or political subdivision thereof.

(m)  “Principal Property” means (a) any pipeline assets of the Company or any Subsidiary, including any related facilities employed in the transportation, distribution or marketing of natural gas, that is located in the United States or Canada, and (b) any processing or manufacturing plant owned or leased by the Company or any Subsidiary and located within the United States or Canada, except, in the case of either clause (a) or (b), any such assets or plant which, in the opinion of the Board of Directors, is not material in relation to the activities of the Company and its Subsidiaries as a whole.

(n)  “Restricted Subsidiary” means any Subsidiary of the Company owning or leasing any Principal Property.

(o)  “Sale-Leaseback Transaction” means the sale or transfer by the Company or any Restricted Subsidiary of any Principal Property to a Person (other than the Company or a Subsidiary) and the taking back by the Company or any Restricted Subsidiary, as the case may be, of a lease of such Principal Property.

(p)  “Subsidiary” means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries. For the purposes of this definition, “voting stock” means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

2.  Payments of Principal and Interest.

(a)  Accrued and unpaid interest on the unpaid principal balance of this note shall be due and payable in quarterly installments. The first quarterly installment of interest shall be due and payable on November 15, 2004, and a like installment shall be due and payable on the 15th day of the succeeding February, May and August thereafter until this note shall have been fully paid and satisfied; provided, that on August 15, 2005 (the “Maturity Date”), the entire unpaid principal balance of this note and all accrued and unpaid interest on the unpaid principal balance of this note shall be finally due and payable.

(b)  Payments of principal and interest with respect to this note are to be made in the lawful currency of the United States of America at such address or to the credit of such account as Payee may from time to time notify the Company in writing.

(c)  This note may be prepaid, in whole or in part, at any time or from time to time, without penalty.

(d)  Whenever any payment to be made hereunder (including principal and interest) shall be stated to be due on a day that is not a business day, such payment shall be due on the next following business day.

3.  Covenants.

(a)  Payment of Principal and Interest. The Company covenants and agrees for the benefit of Payee that it will duly and punctually pay the principal of and any interest on this note in accordance with the terms hereof.

(b)  Existence. The Company will do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises; provided, however, that the Company shall not be required to preserve any such right or franchise if it shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company.

(c)  Limitations on Liens. The Company will not, nor will it permit any Restricted Subsidiary to, create, assume, incur or suffer to exist any Lien upon any Principal Property, whether owned or leased on the date hereof or thereafter acquired, to secure any Debt of the Company or any other Person, without in any such case making effective provision whereby this note shall be secured equally and ratably with, or prior to, such Debt so long as such Debt shall be so secured. This restriction shall not apply to:

(i)  any Lien upon any property or assets of the Company or any Restricted Subsidiary in existence on the date hereof or created pursuant to an after-acquired property clause or similar term in existence on the date hereof or any mortgage, pledge agreement, security agreement or other similar instrument in existence on the date hereof;

(ii)  any Lien upon any property or assets created at the time of acquisition of such property or assets by the Company or any Restricted Subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets or Debt incurred to finance such purchase price, whether such Debt was incurred prior to, at the time of or within one year of such acquisition;

(iii)  any Lien upon any property or assets existing thereon at the time of the acquisition thereof by the Company or any Restricted Subsidiary (whether or not the obligations secured thereby are assumed by the Company or any Restricted Subsidiary);

(iv)  any Lien upon any property or assets of a Person existing thereon at the time such Person becomes a Restricted Subsidiary by acquisition, merger or otherwise;

(v)  the assumption by the Company or any Restricted Subsidiary of obligations secured by any Lien existing at the time of the acquisition by the Company or any Restricted Subsidiary of the property or assets subject to such Lien or at the time of the acquisition of the Person which owns such property or assets;

(vi)  any Lien on property to secure all or part of the cost of construction or improvements thereon or to secure Debt incurred prior to, at the time of, or within one year after completion of such construction or making of such improvements, to provide funds for any such purpose;

(vii)  any Lien on any oil, gas, mineral and processing and other plant properties to secure the payment of costs, expenses or liabilities incurred under any lease or grant or operating or other similar agreement in connection with or incident to the exploration, development, maintenance or operation of such properties;

(viii)  any Lien arising from or in connection with a conveyance by the Company or any Restricted Subsidiary of any production payment with respect to oil, gas, natural gas, carbon dioxide, sulphur, helium, coal, metals, minerals, steam, timber or other natural resources;

(ix)  any Lien in favor of the Company or any Restricted Subsidiary;

(x)  any Lien created or assumed by the Company or any Restricted Subsidiary in connection with the issuance of Debt the interest on which is excludable from gross income of the holder of such Debt pursuant to the Internal Revenue Code of 1986, as amended, or any successor statute, for the purpose of financing, in whole or in part, the acquisition or construction of property or assets to be used by the Company or any Subsidiary;

(xi)  any Lien upon property or assets of any foreign Restricted Subsidiary to secure Debt of that foreign Restricted Subsidiary;

(xii)  Permitted Liens;

(xiii)  any Lien upon any additions, improvements, replacements, repairs, fixtures, appurtenances or component parts thereof attaching to or required to be attached to property or assets pursuant to the terms of any mortgage, pledge agreement, security agreement or other similar instrument, creating a Lien upon such property or assets permitted by clauses (i) through (xii), inclusive, of this paragraph 3(c); or

(xiv)  any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancing, refundings or replacements) of any Lien, in whole or in part, that is referred to in clauses (i) through (xiii), inclusive, of this paragraph 3(c), or of any Debt secured thereby; provided, however, that the principal amount of Debt secured thereby shall not exceed the greater of the principal amount of Debt so secured at the time of such extension, renewal, refinancing, refunding or replacement and the original principal amount of Debt so secured (plus in each case the aggregate amount of premiums, other payments, costs and expenses required to be paid or incurred in connection with such extension, renewal, refinancing, refunding or replacement); provided, further, however, that such extension, renewal, refinancing, refunding or replacement shall be limited to all or a part of the property (including improvements, alterations and repairs on such property) subject to the encumbrance so extended, renewed, refinanced, refunded or replaced (plus improvements, alterations and repairs on such property).

Notwithstanding the foregoing provisions of this paragraph 3(c), the Company may, and may permit any Restricted Subsidiary to, create, assume, incur or suffer to exist any Lien upon any Principal Property to secure any Debt of the Company or any other Person that is not excepted by clauses (i) through (xiv), inclusive, of this paragraph 3(c) without securing this note, provided that the aggregate principal amount of all Debt then outstanding secured by such Lien and all similar Liens, together with all net sale proceeds from Sale-Leaseback Transactions (excluding Sale-Leaseback Transactions permitted by clauses (i) through (iv), inclusive, of paragraph 3(d)), does not exceed 15% of Consolidated Net Tangible Assets.

(d)  Restriction on Sale-Leaseback Transactions. The Company will not, nor will it permit any Restricted Subsidiary to, engage in a Sale-Leaseback Transaction unless:

(i)  such Sale-Leaseback Transaction occurs within one year from the date of acquisition of the Principal Property subject thereto or the date of the completion of construction or commencement of full operations on such Principal Property, whichever is later;

(ii)  the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than three years;

(iii)  the Company or such Restricted Subsidiary would be entitled to incur Debt secured by a Lien on the Principal Property subject thereto in a principal amount equal to or exceeding the net sale proceeds from such Sale-Leaseback Transaction without securing this note; or

(iv)  the Company or such Restricted Subsidiary, within a one-year period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the net sale proceeds from such Sale-Leaseback Transaction to (A) the repayment, redemption or retirement of Funded Debt of the Company or any Subsidiary, or (B) investment in another Principal Property.

Notwithstanding the foregoing provisions of this paragraph 3(d), the Company may, and may permit any Restricted Subsidiary to, effect any Sale-Leaseback Transaction that is not excepted by clauses (i) through (iv), inclusive, of this paragraph 3(d), provided that the net sale proceeds from such Sale-Leaseback Transaction, together with the aggregate principal amount of then outstanding Debt secured by Liens upon Principal Properties not excepted by clauses (i) through (xiv), inclusive, of paragraph 3(c), do not exceed 15% of the Consolidated Net Tangible Assets.

(e)  Company May Consolidate, Etc., Only on Certain Terms. The Company shall not consolidate with or merge into any other Person or sell, lease or transfer its properties and assets as, or substantially as, an entirety to, any Person, unless:

(i)  (A) in the case of a merger, the Company is the surviving entity, or (B) the Person formed by such consolidation or into which the Company is merged or the Person which acquires by sale or transfer, or which leases, the properties and assets of the Company as, or substantially as, an entirety shall expressly assume, the due and punctual payment of the principal of and any interest on this note and the performance or observance of every covenant and condition of this note on the part of the Company to be performed or observed; and

(ii)  immediately after giving effect to such transaction, no Default or Event of Default exists.

Upon any consolidation of the Company with, or merger of the Company into, any other Person or any sale, transfer or lease of the properties and assets of the Company as, or substantially as, an entirety in accordance with this paragraph 3(e), the successor Person formed by such consolidation or into which the Company is merged or to which such sale, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this note with the same effect as if such successor Person had been named originally as the Company herein, and thereafter, except in the case of a lease, the Company shall be relieved of all obligations and covenants under this note.

(f)  Waiver of Certain Covenants. The Company may omit in any particular instance to comply with any term, provision or condition set forth in paragraphs 3(b), 3(c) or 3(d) if before the time for such compliance the holders of at least a majority in aggregate principal amount of the Company’s senior debt securities issued under that certain Indenture between the Company and HSBC Bank USA, as trustee (successor to JPMorgan Chase Bank), dated as of May 10, 1999 (the “Indenture”), voting as one class, shall, in connection with the debt issued under such Indenture, by act of such holders, either waive such compliance in such instance or generally waive compliance with such term, provision or condition, but no such waiver shall extend to or affect such term, provision or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Company in respect of any such term, provision or condition shall remain in full force and effect.

4.  Remedies.

(a)  Events of Default. An Event of Default means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(i)  default in the payment of any interest on the note when it becomes due and payable, and continuance of such default for a period of 30 days; or

(ii)  default in the payment of the principal of the note at its maturity; or

(iii)  default in the performance, or breach, of any term, covenant or warranty of the Company in this note (other than a term, covenant or warranty a default in whose performance or whose breach is elsewhere in this paragraph specifically dealt with), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Company by the Payee a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a Notice of Default hereunder; or

(iv)  the Company pursuant to or within the meaning of any Bankruptcy Law (A) commences a voluntary case, (B) consents to the entry of any order for relief against it in an involuntary case, (C) consents to the appointment of a Custodian of it or for all or substantially all of its property, or (D) makes a general assignment for the benefit of its creditors; or

(v)  a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company in an involuntary case, (B) appoints a Custodian of the Company or for all or substantially all of its property, or (C) orders the liquidation of the Company; and the order or decree remains unstayed and in effect for 90 days.

(b)  Acceleration of Maturity. If an Event of Default with respect to this note occurs and is continuing, then in every such case the Payee may declare the principal amount of this note to be due and payable immediately, by a notice in writing to the Company, and upon any such declaration such principal amount (or specified amount) shall become immediately due and payable.
(c)  Rights and Remedies Cumulative. No right or remedy herein conferred upon or reserved to the Payee is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

5.  Choice of Law. This Note shall be construed and enforced in accordance with, and the rights of the Company and Payee shall be governed by, the law of the State of New York, excluding choice-of-law principles.

6.  No Usury Intended; Spreading. It is the intent of the Company and the Payee in the execution and performance of this note to contract in strict compliance with the usury laws of any applicable state and the United States of America from time to time in effect. In furtherance thereof, the Company and the Payee stipulate and agree that none of the provisions contained in this note shall ever be construed to create a contract to pay for the use, forbearance, or detention of money with interest at a rate in excess of the Highest Lawful Rate and that for purposes hereof “interest” shall include the aggregate of all charges which constitute interest under such laws that are contracted for, reserved, taken, charged, or received under this note. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Highest Lawful Rate, the Company and the Payee shall, to the maximum extent permitted under applicable law, (a) treat any nonprincipal payment as an expense, fee, or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) “spread” the total amount of interest throughout the entire contemplated term of this note. The provisions of this paragraph shall control over all other provisions of this note which may be in apparent conflict herewith.

7.  Amendments and Waivers. No waivers, amendments or modifications of this note shall be valid unless in writing and signed by the Company and the Payee.

[Signature Page Follows]

IN WITNESS WHEREOF, El Paso Corporation has caused this note to be executed effective as of August 16, 2004.

EL PASO CORPORATION

By:
Name:
Title: